EXHIBIT 99.2

Contacts:	Sean Lafleur	John Paulson
	Chief Executive Officer	President
	MakeMusic! Inc	MakeMusic! Inc.
	(952) 906-3672	jpaulson@makemusic.com
slafleur@makemusic.com

MAKEMUSIC! INC.
ANNOUNCES MANAGEMENT CHANGE

MINNEAPOLIS — October 7, 2003 — MakeMusic! Inc. (Nasdaq: MMUS) announced today that Chief Financial Officer Barbara Remley will be resigning on October 20 to relocate to Ohio for family reasons. Remley will continue to support the company on a consulting basis while the company moves to fill this position. During the transition period Corporate Controller Mike Liston will act as Chief Financial Officer.

“Barb Remley will be leaving us as a valued member of the management team and a loyal supporter of the company,” stated Sean Lafleur, chairman and chief executive officer. “We understand the personal reasons leading to her decision to relocate to Ohio. We thank her for five years of effective service and wish her the best in her move.”

“We expect to fill this position quickly,” stated Lafleur. “Furthermore, MakeMusic! remains on a path to achieving positive operations cash flows in 2004 through the combined growth of SmartMusic® and Finale®.”

About MakeMusic! Inc.

MakeMusic!™ Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making music, teaching music and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.

Cautionary Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release generally relate to our growth strategy, projections, estimates and expectations, the future potential of SmartMusic and the sufficiency of capital to fulfill future needs. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include, but are not limited to, the market acceptance of our products; our expected continuing operating losses and other general business and economic conditions. Investors are advised to consult any further disclosures by the Company on this subject in its filings with the Securities and Exchange Commission.